Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Establishes
New $300 Million Credit Facility

Boston, MA, August 31, 2010 – Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced today that it has established a new $300 million five-year credit facility, including a $200 million senior secured revolving line of credit and a $100 million senior secured term loan.  JP Morgan Chase Bank, N.A. acted as Sole Bookrunner and Joint Lead Arranger along with RBS Citizens.  JP Morgan Chase Bank, N.A. is acting as Administrative Agent and RBS Citizens, N.A. acted as Syndication Agent for the bank syndication that included a group of nine other financial institutions.

“We are very pleased with the confidence expressed by the financial institutions participating in our new larger facility, which will provide Orthofix with a lower interest rate and more flexible covenants as well as additional borrowing capacity and available credit compared with our previous credit facility,” said Bob Vaters, Orthofix’s Executive Vice President and Chief Financial Officer.

The new credit facility, which replaces the Company’s prior facility, includes a $50 million expansion feature and currently includes an interest rate of LIBOR plus 3.00% on both the revolving line of credit and the term loan.  This compares with a rate of 6.75% the Company had been paying on its prior facility.

Orthofix plans to use the proceeds from the new facility to pay off the Company’s prior facility as well as for capital expenditures and other general corporate purposes.

The Company expects earnings per diluted share in the fourth quarter to increase by $0.05 from the new facility but does not expect any impact on third quarter earnings due to the interest savings being offset by a $500,000 charge to write-off the unamortized debt placement costs associated with the prior facility.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and via partnerships with other leading orthopedic product companies. In addition, Orthofix collaborates with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and The University of Medicine and Dentistry of New Jersey. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K, quarterly reports on Form 10-Q, and our report on Form 8-K dated June 23, 2010), risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

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